Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: November 2, 2012

Heritage Financial Names Ann Watson to the Board of Directors

Olympia, WA/November 2, 2012/ PRNewswire/—(NASDAQ GS: HFWA) Donald V. Rhodes, Chairman of the Board of Heritage Financial Corporation (“Heritage”), announced today that the Boards of Directors of Heritage Financial Corporation and its subsidiary, Heritage Bank, have appointed Ann Watson to the Boards of Directors effective October 30, 2012.

“We are very pleased to welcome Ms. Watson to the Heritage board as she brings a great depth of executive and community leadership to the board,” said Donald V. Rhodes, Chairman of the Board of Heritage Financial Corporation. “Ms. Watson’s background in the financial services industry will add valuable expertise as the board and management team continue to expand our organization into new markets.”

Ms. Watson previously served in executive leadership roles at Russell Investments where she played an integral part in the company’s successful expansion spanning over a 15 year period. In these leadership roles, she served as Chief Human Resources Officer, as a Management Committee Member, a Russell Mellon Board Member and as a Director in the Corporate Finance Group. Prior to joining Russell Investments she had a seven year career with Chemical Bank/Manufacturers Hanover in New York and abroad whereby she held multiple global roles including strategic planning, loan workouts and client relationship management.

Ms. Watson is an active community leader in the Seattle area. She currently serves on the board of the Seattle Foundation and is active in Social Venture Partners and Thrive by Five. Ms. Watson holds a MBA from Columbia University and a BA in Business Economics from Whitman College.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Source:	Heritage Financial Corporation
Contact:	Brian L. Vance, President and Chief Executive Officer, (360) 943-1500